Ex. 99.28(d)(49)(v)

Amendment

to the JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and WCM Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and WCM Investment Management, LLC a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 13th day of August, 2018, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B of the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend the Agreement to incorporate the following changes (“Fund Changes”) effective April 27, 2020, as approved by the Board of Trustees of the Trust:

1.	New Fund
-	JNL/WCM Focused International Equity Fund (formerly a series of the Jackson Variable Series Trust) (and corresponding fee schedule).
2.	Sub-Adviser Appointment

-          Appointment of Sub-Adviser to provide sub-investment advisory services to a portion of assets of the JNL/Lazard Emerging Markets Fund, an existing fund of the Trust, which will be renamed the JNL Multi-Manager Emerging Markets Equity Fund (and corresponding fee schedule) (in connection with the sub-adviser replacement of Lazard Asset Management LLC).

3.	Fee Schedules (pursuant to the Fund Changes outlined above)
-	JNL/WCM Focused International Equity Fund; and
-	JNL Multi-Manager Emerging Markets Equity Fund (for the portion of assets managed by the Sub-Adviser).

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2020.

Jackson National Asset Management, LLC		WCM Investment Management, LLC
By:	/s/ Emily J. Bennett	By:	/s/ David A. Brewer
Name:	Emily J. Bennett	Name:	David A. Brewer
Title:	AVP, Associate General Counsel	Title:	Chief Compliance Officer

Schedule A

Dated April 27, 2020

Funds
JNL Multi-Manager Emerging Markets Equity Fund
JNL Multi-Manager International Small Cap Fund
JNL Multi-Manager Small Cap Growth Fund
JNL Multi-Manager Small Cap Value Fund
JNL/WCM Focused International Equity Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

JNL Multi-Manager Emerging Markets Equity Fund
[Fees Omitted]

JNL Multi-Manager International Small Cap Fund
[Fees Omitted]

JNL Multi-Manager Small Cap Growth Fund
[Fees Omitted]

JNL Multi-Manager Small Cap Value Fund
[Fees Omitted]

JNL/WCM Focused International Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.45%
Over $100 Million to $500 Million	0.40%
Over $500 Million	0.35%

B-1